EXHIBIT 5.1


                                December 10, 1996

The Judge Group, Inc.
Two Bala Plaza, Suite 800
Bala Cynwyd, PA   19004

Ladies and Gentlemen:

     We have acted as counsel to The Judge Group, Inc., a Pennsylvania corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission of a registration statement on Form S-4 (No. 333-13753) under the Securities Act of 1933 (the "Registration Statement") relating to the issuance by the Company of up to 1,123,747 common shares, par value $.01 per share, of the Company (the "Common Shares"), to the holders of Judge Imaging Systems, Inc. Common and Series A Preferred Stock, as provided in the Registration Statement.

     In this connection, we have examined the originals or copies, certified or otherwise identified to our satisfaction, of the Amended and Restated Articles of Incorporation and Amended and Restated By-laws of the Company, resolutions of the Company's Board of Directors and shareholders, and such other documents and corporate records relating to the Company and the issuance of the Offered Shares as we have deemed appropriate. This opinion is based exclusively on the laws of the Commonwealth of Pennsylvania.

     On the basis of the foregoing, we are of the opinion that the Common Shares have been duly and validly authorized for issuance and, when issued in the manner as described in the Registration Statement, will have been duly and validly issued, fully paid and non-assessable by the Company under the laws of the Commonwealth of Pennsylvania.

     We hereby consent to the reference to our firm under the caption "Legal Matters" in the prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement. This does not constitute a consent under Section 7 of the Securities Act of 1933 since we have not certified any part of the Registration Statement and do not otherwise come within the categories of persons whose consent is required under Section 7 or the rules and regulations of the Securities and Exchange Commission.

     Very truly yours,


     /s/ Drinker Biddle & Reath
     DRINKER BIDDLE & REATH